Exhibit 10.17.1
AMENDMENT NO. 1
TO THE RPM INTERNATIONAL INC.
2003 RESTRICTED STOCK PLAN FOR DIRECTORS
     THIS AMENDMENT NO. 1 to the RPM International Inc. 2003 Restricted Stock Plan for Directors is executed by RPM International Inc. (hereinafter known as the “Company”) as of the date set forth below.
WITNESSETH:
     WHEREAS, RPM International Inc. maintains the RPM International Inc. 2003 Restricted Stock Plan for Directors (hereinafter known as the “Plan) for the benefit of certain of its directors; and
     WHEREAS, it is the desire of the Company to amend the Plan so that, upon lapse of restrictions on restricted stock awarded thereunder, the Company or the escrow agent shall automatically sell the number of such shares necessary to generate sufficient proceeds to satisfy the Grantee’s minimum tax liability resulting from the lapse of restrictions; and
     WHEREAS, the Company has the right, pursuant to Section 12.1 of the Plan, to make certain amendments thereto;
     NOW, THEREFORE, pursuant to Section 12.1 of the Plan and effective as of the date hereof, the Company hereby amends the Plan as follows:
          1. Section 8.2 of the Plan is hereby amended by the deletion of said section in its entirety and the substitution in lieu thereof of a new Section 8.2 to read as follows:
          “8.2 Mandatory Sale of Shares of Restricted Stock to Satisfy Grantee’s Tax Obligations. The Committee shall notify a Grantee of the lapse of restrictions on shares of Restricted Stock awarded to him or her under the Plan within an administratively practicable time after the lapse of restrictions. Provided that the Grantee has not surrendered such shares of Restricted Stock at least six (6) months before the date of the lapse of restrictions in accordance with Article 14, the Company or the escrow agent (as the case may be) shall sell the fewest number of shares of Common Stock with respect to which restrictions have lapsed necessary for the proceeds of such sale to equal (or exceed by not more than the actual sale price of a single share of Common Stock) the Grantee’s minimum tax liability determined by multiplying (A) the aggregate minimum marginal federal and applicable state and local income tax rates on the date of the lapse of restrictions; by (B) the total number of shares of Common Stock with respect to which restrictions have lapsed. The Company or the escrow agent (as the case may be) shall withhold the proceeds of such sale for purposes of satisfying the Grantee’s federal, state and local income taxes resulting from the lapse of restrictions. Prior to any such sale, the Committee shall cause new certificates for such shares to be issued, with any legend making reference to the restrictions imposed hereunder removed. The Grantee shall provide the Committee, the Company and/or the escrow agent with such Stock Powers and additional information or documents as may be necessary for the Committee, the Company and/or the escrow agent to discharge their obligations under this Section.”

          IN WITNESS WHEREOF, RPM International Inc., by its duly authorized officer, has caused this Amendment No. 1 to the RPM International Inc. 2003 Restricted Stock Plan for Directors to be signed effective as of September 1, 2006.

RPM INTERNATIONAL INC.

By:	/s/ Ronald A. Rice

Ronald A. Rice

Its:	Senior Vice President — Administration

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